EXHIBIT 24

POWER OF ATTORNEY

THE UNDERSIGNED hereby makes, constitutes and appoints Sandip Kakar and  Ilomai  Kurrik (each, an “Attorney”), signing singly, with full power of substitution, a true and lawful attorney-in-fact for the undersigned, in the undersigned’s name, place and stead and on the undersigned’s behalf, to complete, execute and file with the United States Securities and Exchange Commission (the “Commission”), a Form ID, including amendments thereto, and any other related documents necessary or appropriate to obtain from the Electronic Data Gathering and Retrieval System of the Commission the codes, numbers and passphrases enabling the undersigned to make, and to so make, electronic filings with the Commission,  one or more initial statements of beneficial ownership of securities, statements of changes in beneficial ownership of securities, annual statements of beneficial ownership of securities and/or information statements pursuant to Sections 16(a), 13(d) and 13(g) of the Securities Exchange Act of 1934 and the rules and regulations thereunder, and any other forms, certificates, documents or instruments that the Attorney deems necessary or appropriate in order to comply with the requirements of said Sections 16(a), 13(d) and 13(g) and said rules and regulations.

This Power of Attorney shall remain in effect until a written revocation thereof is filed with the Commission.

Dated:  August 8, 2016

ETERA MUTUAL PENSION INSURANCE COMPANY

By:	/s/ Tatu Hemmo
Name: Tatu Hemmo Title: Portfolio Manager

By:	/s/ Jari Puhakka
Name: Jari Puhakka Title: Chief Investment Officer